As filed with the Securities and Exchange Commission on December 15, 2006

Registration No. 333-138872

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Amendment No. 1
to

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

World Heart Corporation

(Exact name of Registrant as specified in its charter)

Canada	52-2247240
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7799 Pardee Lane Oakland, California 94621

Tel:(510) 563-5000

Fax:(510) 563-4800

(Address and telephone number of Registrant’s principal executive offices)

Jal S. Jassawalla
Chief Executive Officer

World Heart Corporation

7799 Pardee Lane Oakland, CA 94621

(510) 563-5000

(Name, address and telephone number of agent for service)

Copies of communications to:

Julia Vax, Esq.

Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation

Three Embarcadero Center, Seventh Floor San Francisco, CA  94111-4024

Tel: (415) 434-1600
Fax: (415) 217-5910

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Price Per Share (1, 2)	Proposed Maximum Aggregate Offering Price (1, 2)	Amount of Registration Fee (4)
Common Shares (2)(3)	11,000,000	$0.46	$5,060,000	$541.42

(1)                                  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 on the basis of the average of the high and low prices on the Nasdaq Global Market as of November 16, 2006.

(2)                                  Pursuant to Rule 416, this registration statement also relates to an indeterminate number of additional common shares resulting from stock splits, stock dividends or similar transactions with respect to the common shares being registered hereunder.

(3)                                  Consists of 11,000,000 shares that the registrant is required to register under the terms of a registration rights agreement among the registrant and certain investors dated as of November 13, 2006 in connection with a purchase agreement dated as of November 13, 2006 between certain investors and the registrant.

(4)           Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 15, 2006

PROSPECTUS

WORLD HEART CORPORATION

11,000,000 Common Shares

This prospectus relates to the sale, transfer or other disposition of up to 11,000,000 common shares of World Heart Corporation that some of our shareholders or their transferees may dispose of from time to time.  The selling shareholders include those holders named in the table entitled “Selling Shareholders” beginning on page 10 of this prospectus.  The common shares being offered by this prospectus were previously issued to the selling shareholders in unregistered sales of the securities.

In the United States, our common shares trade on the Nasdaq Capital Market (“Nasdaq”) under the listing symbol “WHRT.”  In Canada, our common shares trade on the Toronto Stock Exchange (“TSX”) under the listing symbol “WHT.”  On December 14, 2006, the last reported sale price for the common shares was $0.34 on Nasdaq and Cdn$0.40 on the TSX.  We will not receive any proceeds from the disposition by the selling shareholders or their transferees of the common shares that are covered by this prospectus.

The disposition of the common shares covered by this prospectus may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of the sale or at negotiated prices.

The selling shareholders will pay all brokerage fees and commissions and similar expenses.  We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares with the Securities and Exchange Commission.

AN INVESTMENT IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK.  BEFORE PURCHASING ANY COMMON SHARES, YOU SHOULD CONSIDER CAREFULLY THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE COMMON SHARES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                                        , 2006.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

THE COMPANY

RISK FACTORS

USE OF PROCEEDS

SELLING SHAREHOLDERS

PLAN OF DISTRIBUTION

SHARE CAPITAL

ENFORCEABILITY OF CIVIL LIABILITIES

EXPERTS

LEGAL MATTERS

WHERE YOU CAN GET MORE INFORMATION

INCORPORATION OF DOCUMENTS BY REFERENCE

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with additional or different information.  If anyone provides you with additional, different or inconsistent information, you should not rely on it.  You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.  Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration or continuous offering process.  Under this shelf registration process, the selling shareholders may from time to time sell the common shares described in this prospectus in one or more offerings.

All references to “we,” “us,” “our,” “WorldHeart” or the “Company” is this prospectus are to World Heart Corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act.  The forward-looking statements include statements regarding our expectations with respect to the cost reduction efforts and its impact on our ability to maintain operations, our ability to secure additional funding, including the completion of the remaining $11.31 million of a $14.1 million private placement, or the ability to form strategic partnerships, and statements about future development plans for our next generation product candidates, Levacor™ rotary VAD and Novacor® II, including the timing and scope of clinical trials, as well as, other statements that can be identified by the use of forward-looking language, such as “believe,” “feel,” “expect,” “may,” “will,” “should,” “seek,” “plan,” “anticipate,” or “intend” or the negative of those terms, or by discussions of strategy or intentions.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results and performance expressed or implied by these forward-looking information.  Important factors that could cause our actual results to differ materially from those expressed or implied by such forward-looking statements include:

•                  our ability to successfully complete the second tranche of a private placement with the gross proceeds from the second tranche being up to $11.31 million and the need for additional significant financings in the future;

•                  delays in completion of cost reduction programs associated with the recently announced restructuring plan;

•                  costs and delays associated with clinical trials for our products and next-generation product candidates, such as Levacor rotary VAD and Novacor II;

•                  decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our products;

•                  continued shift in market demand away from first generation VAD products, resulting in further reduced sales of our Novacor LVAS (Left Ventricular Assist System) product;

•                  continued slower Destination Therapy adoption rate for VADs;

•                  limitations on third-party reimbursement;

•                  our ability to obtain and enforce in a timely manner patent and other intellectual property protection for our technology and products;

•                  our ability to avoid, either by product design, licensing arrangement or otherwise, infringement of third parties’ intellectual property;

•                  our ability to enter into corporate alliances or other strategic relationships relating to the development and commercialization of our technology and products;

•                  loss of commercial market share to competitors due to our financial condition; and

•                  other factors we discuss in this prospectus under the heading “RISK FACTORS.”

We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

THE COMPANY

World Heart Corporation is a developer of mechanical circulatory support systems, including VADs, which are mechanical pumps that allow for the restoration of normal blood circulation to patients suffering from advanced heart failure.  We have facilities in Oakland, California, Salt Lake City, Utah and Heesch, Netherlands.  We currently derive substantially all of our revenue from our Novacor® LVAS and related peripheral equipment which we manufacture in Oakland and sell directly to medical clinics and hospitals in the United States, most of Europe and Canada and through a distributor in certain other countries.

The Novacor LVAS is commercially approved as a bridge-to-transplantation device in the United States and Canada.  In Europe, the Novacor LVAS has unrestricted approval for use as an alternative to transplantation, a bridge-to-transplantation, and to support patients who may have an ability to recover the use of their natural heart.  In Japan, the device is commercially approved for use in cardiac patients at risk of imminent death from non-reversible left ventricular failure for which there is no alternative except heart transplantation.

Our primary development program is for a magnetically levitated centrifugal rotary VAD, called LevacorTM.  A successful first in-human clinical trial of the Levacor Rotary VAD was initiated in Europe in March 2006 with a second successful implant in May 2006.  The first and second implanted patients were weaned from the Levacor rotary VAD and discharged from the hospital in June and August 2006, respectively.  Additional clinical implants are planned for North America.  Assuming successful completion of the necessary financing, we plan to develop in the future other next-generation devices including a small implantable pulsatile VAD, called the Novacor II.

On November 13, 2006, we entered into a purchase agreement with certain new and current investors for a private placement financing consisting of two tranches.  The first tranche of the financing related to the sale of 11.0 million common shares at $0.25 per share for a total consideration of $2.75 million and was closed on November 16, 2006.  A second closing for $11.31 million, or 45.2 million common shares, is expected to occur promptly following shareholder approval at our Annual and Special Meeting scheduled for December 20, 2006.  Gross proceeds from both tranches of the financing are expected to be approximately $14.1 million at a price of $0.25 per common share.  In addition, we will pay placement agent fees equal to 6% of the gross proceeds payable in common shares totaling approximately 3.4 million shares.  Under the terms of the transaction, we are required to register for resale the common shares acquired pursuant to the private placement, including the common shares issued as placement agent fees, and this prospectus is related to the registration of the 11.0 million common shares issued in the first tranche of the financing on November 16, 2006.

In addition, as part of our continuing efforts to control spending, and in response to changing market conditions for our Novacor LVAS product, we also announced on November 14, 2006 a significant restructuring and realignment of our business operations.  The restructuring program will reduce manufacturing, selling and administrative costs, primarily associated with the Novacor LVAS product.  The program includes a reduction in workforce of 50 to 55 persons, or about 50% of our current workforce, primarily at our Oakland, California and Heesch, Netherlands locations.

Our head office is located at 7799 Pardee Lane, Oakland, California, 94621 and our telephone number is (510) 563-5000.  We also have operations at 4750 Wiley Post Way, Suite 120, Salt Lake City,

Utah 84116, telephone number 801-355-6255.  World Heart B.V., a wholly owned subsidiary, is located at Cereslan 34, 5384 VT Heesch, Netherlands, and its telephone number is +31-(0)412-487050.  Our registered office in the Province of Ontario is 40 Elgin Street, Suite 1400, Ottawa, Ontario K1P 5K6.  2007262 Ontario Inc., an associated research and development company and wholly owned subsidiary, is also located in Ottawa, Ontario.

RISK FACTORS

You should carefully consider the following risk factors in evaluating WorldHeart.  Additional risks and uncertainties not presently known to us or that we currently consider not material may also impair our business, financial condition and results of operations.  If any of the events described below actually occurs, our business, financial condition and results of operations could be materially adversely affected.

Risk Factors Relating to Our Business

We will require significant capital investment to continue our product development programs and to bring future products and product enhancements to market, and if adequate funding is not available, our financial condition will be adversely affected and we may have to further curtail or eliminate our development programs and significantly reduce our expenses.

Our investment of capital has been and will continue to be significant.  Developing our technology, future products and continued product enhancements, including those of the Levacor rotary VAD and Novacor II technologies, require a commitment of substantial funds to conduct the costly and time-consuming research and clinical trials necessary for such development and regulatory approval.  We have had difficulties raising the necessary capital, and while we recently entered into a private placement financing for anticipated gross proceeds of about $14.1 million, of which the first tranche for $2.75 million has already been completed, we will require additional financings in the future.  If adequate funds are not available when needed, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, potential products or products that we would otherwise seek to develop or commercialize ourselves.  In addition, while in November 2006 we announced a significant restructuring and cost reductions initiatives, we may be required to further reduce our operating expenses, including but not limited to, reductions in salaries and/or elimination of employees and consultants.  The inability to obtain additional financing or enter into strategic relationships when needed will have a material adverse effect on our business, financial condition and results of operations.  In addition, our November 2006 restructuring may not result in the cost reductions that we anticipate and our ability to curtail expenses in the future may be limited.

We have had substantial losses since incorporation and expect to continue to operate at a loss while our products are under development, and we may never become profitable.

Since our inception in 1996, we incurred cumulative losses of approximately $267 million, a significant portion of which relates to the costs of internally developed and acquired technologies.  Our research and development expenses have increased significantly over the past year, primarily due to the acquisition of substantially all of the assets of MedQuest Products, Inc. in July 2005 and our investment in the development programs for our next generation products, Levacor rotary VAD and Novacor II.  Our research and development activities will likely result in additional significant losses in future periods.  These expenditures include costs associated with performing pre-clinical testing and clinical trials for our next generation products, continuing research and development, seeking regulatory approvals and, if we receive these approvals, commencing commercial manufacturing, sales and marketing of our products.

We may be unable to obtain regulatory approvals, which will prevent us from selling our products and generating revenue.

Most countries, including the United States, Canada and countries in Europe, require regulatory approval prior to the commercial distribution of medical devices.  In particular, implanted medical devices generally are subject to rigorous clinical testing as a condition of approval by the FDA and by similar authorities in Canada (e.g., Health Canada), and in European and other countries.  The approval process is expensive and time consuming.  Non-compliance with applicable regulatory requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, government refusal to grant marketing approval for devices, withdrawal of marketing approvals and criminal prosecution.  The inability to obtain the appropriate regulatory approvals for our products in the United States, Canada and the rest of the world will prevent us from selling our products which would have a material adverse effect on our business, financial condition and results of operations.

In the United States, we commenced our RELIANT Trial in the second quarter of 2004 to support submission of a PMA Supplement to the FDA for the use of the Novacor LVAS for Destination Therapy.  Although in April 2006, we received conditional approval from the FDA to change the trial inclusion criteria and to reduce the number of patients required for approvability, enrolment in the RELIANT Trial continues to be slower than anticipated, primarily due to what we believe to be a shift in market demand away from first generation VADs, including our Novacor LVAS, and the loss of commercial market share to our competitors due to our financial condition.

We currently do not anticipate that we will complete the trial on a timely basis, and we are assessing strategic alternatives with respect to Novacor LVAS as we realign our resources to focus the next generation products, in particular our Levacor rotary VAD, which began an initial human feasibility clinical trial in March 2006 in Europe.  The Novacor II’s first animal implant occurred in July 2005, and if adequate funding is available, we intend to continue pre-clinical testing in animals in 2007.

There can be no assurance that the FDA, Health Canada or any other regulatory authority will act favorably or quickly in its review of our applications, if and when made, and we may face significant difficulties and costs obtaining such approvals that could delay or preclude us from selling our next-generation products in the United States, Europe, Canada and elsewhere.  Failure to receive, or delays in receiving, such approvals, including the need for extended clinical trials or additional data as a prerequisite to approval, limitations on the intended use of our next-generation products, the restriction, suspension or revocation of any approvals obtained or any failure to comply with approvals obtained could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on a limited number of products.

To date, all of our revenues have resulted from sales of the Novacor LVAS and related technologies.  Our future financial performance depends on our ability to maintain the current, reduced sales levels of the Novacor LVAS as we realign our resources to focus on the development, regulatory approval, introduction, customer acceptance and sales and marketing of the Levacor rotary VAD and the Novacor II.  Prior to any commercial use, our products currently under development will require significant additional capital for research and development efforts, extensive pre-clinical and clinical testing and regulatory approval.

New product development is highly uncertain and unanticipated developments, clinical and regulatory delays, adverse or unexpected side effects or inadequate therapeutic efficacy could delay or prevent the commercialization of the Levacor rotary VAD and Novacor II.  Any significant delays in, or premature termination of, clinical trials of our products under development would have a material adverse effect on our business, financial condition and results of operations.

Market acceptance of our technologies and products is uncertain and our selling and distribution capability is limited and has been further reduced by our recent cost reduction initiatives.

The Novacor LVAS and our next-generation Levacor rotary VAD  and Novacor II represent ventricular assist technologies that must compete with other products as well as with other therapies for heart failure, such as medication, transplants, cardiomyoplasty and total artificial heart devices.  In addition, although WorldHeart believes that the Destination Therapy market opportunity for VADs is significant, adoption rates have continued to be much slower than anticipated.

We have a limited number of sales and technical support personnel compared with other medical device companies in our industry segment,  and our financial condition recently required us to make significant personnel reductions in those areas, which may put us at a further competitive disadvantage in the marketplace.  Failure of our products to achieve significant market acceptance due to competitive therapies and our very limited selling and distribution could have a material adverse effect on our business, financial condition and results of operations.

We face significant competition and technological obsolescence of our products.

In addition to competing with other less-invasive therapies for heart failure, including medications and pacing technology, our products, if regulatory approvals are obtained, will compete with ventricular assist technology being developed and sold by a number of other companies.  Competition from medical device companies and medical device subsidiaries of healthcare and pharmaceutical companies is intense and expected to increase.

Most of our competitors have financial, technical, manufacturing, distribution and marketing resources substantially greater than ours.  Third parties may succeed in developing or marketing technologies and products which are more effective and more timely than those developed or marketed by us which could render our technology and products non-competitive or obsolete, or we may not be able to keep pace with technological developments or our competitors’ time frames, all of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, companies in similar businesses are entering into business combinations with one another which may create more powerful or aggressive competitors.  We will not be able to compete successfully as future markets evolve, and we may have to pursue additional acquisitions or other business combinations or strategic alliances.  Increased competitive pressure could lead to lower sales and prices of our products, and this could harm our business, results of operations and financial condition.

There are limitations on third-party reimbursement for the cost of implanting our devices.

Individual patients will seldom be able to pay directly for the costs of implanting our devices.  Successful commercialization of our products will depend in large part upon the availability of adequate reimbursement for the treatment and medical costs from third-party payers, including governmental and private health insurers and managed care organizations.  Consequently, we expect that our products will typically be purchased by healthcare providers, clinics, hospitals and other users who will bill various third-party payers, such as government programs and private insurance plans, for the healthcare services provided to their patients.

The coverage and the level of payment provided by third-party payers in the United States and other countries vary according to a number of factors, including the medical procedure, third-party payer, location and cost.  In the United States, many private payers follow the recommendations of the Centers of Medicare and Medicaid Services, which establish guidelines for the governmental coverage of procedures, services and medical equipment.

There can be no assurance with respect to any markets in which we seek to distribute our products that third-party coverage and reimbursement will be adequate, that current levels of reimbursement will not be decreased in the future or that future legislation, regulation or reimbursement policies of third-party payers will not otherwise adversely affect the demand for our products or our ability to sell our products on a profitable basis, particularly if the installed cost of our systems and devices should be more expensive than competing products or procedures.  The unavailability of third-party payer coverage or the inadequacy of reimbursement would have a material adverse effect on our business, financial condition and results of operations.

If we cannot protect our intellectual property, our business could be adversely affected.

Our intellectual property rights, including those relating to our Levacor rotary VAD, are and will continue to be a critical component of our success.  The loss of critical licenses, patents or trade secret protection for technologies or know-how relating to our current product and our products in development could adversely affect our business prospects.  Our business will also depend in part on our ability to defend our existing and future intellectual property rights and conduct our business activities free of infringement claims by third parties.  We intend to seek additional patents, but our pending and future patent applications may not be approved, may not give us a competitive advantage and could be challenged by others.  Patent proceedings in the United States and in other countries may be expensive and time consuming.  In addition, patents issued by foreign countries may afford less protection than is available under United States intellectual property law, and may not adequately protect our proprietary information.

Our competitors may independently develop proprietary non-infringing technologies and processes that are substantially similar to ours, or design around our patents.  In addition, others could develop technologies or obtain patents, which would render our patents and patent rights obsolete.  Claims by competitors and other third parties that our products allegedly infringe the patent rights of others could have a material adverse effect on our business.  We could encounter legal and financial difficulties in enforcing our licenses and patent rights against alleged infringers.  The medical device industry and cardiovascular device market, in particular, is characterized by frequent and substantial intellectual property litigation.  Intellectual property litigation is complex and expensive and the outcome of this litigation is difficult to predict.  Any future litigation, regardless of outcome, could result in substantial expense and significant diversion for our technical and management personnel.  An adverse determination in any such proceeding could subject us to significant liabilities or require us to seek additional licenses from third parties, pay damages and/or royalties that may be substantial or force us to redesign the related product.  These alternatives may be uneconomical or impossible.  Furthermore, we cannot assure you that if additional licenses are necessary that they would be available on satisfactory terms or at all.  Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing or selling certain of our products, any of which could have a material adverse effect on our business, financial condition and results of operations.

We are exposed to product liability claims.

Our business exposes us to an inherent risk of potential product liability claims related to the manufacturing, marketing and sale of the Novacor LVAS, and if and when regulatory approvals are received, the Levacor rotary VAD and the Novacor II, by device recipients in whom the devices are implanted or by their families.  Claims of this nature, if successful, could result in substantial damage awards to the claimants, which may exceed the limits of any applicable insurance coverage held by us.  A successful claim brought against us in excess of, or outside of, our insurance coverage would have a material adverse effect on our financial condition.  Claims against us, regardless of their merit or potential outcome, could also have a material adverse effect on our ability to obtain physician endorsement of our products, to expand our business or obtain insurance in the future which could have a material adverse effect on our business and results of operations.

We face risks associated with our manufacturing operations, risks resulting from dependence on third-party manufacturers, and risks related to dependence on sole suppliers.

The manufacture of our products is a complex operation involving a number of separate processes and components.  Material costs are high and certain of the manufacturing processes involved are labor-intensive.  The conduct of manufacturing operations is subject to numerous risks, including reliance on third-party manufacturers, unanticipated technological problems and delays.  We, or any entity manufacturing products or components on our behalf, may not be able to comply with applicable governmental regulations or satisfy regulatory inspections in connection with the manufacture of our products, which would have a material adverse effect on our business, financial condition and results of operations.

We are currently dependent on single-source third-party manufacturers for several of the components used in the Novacor LVAS.  We do not have agreements with many of such single-source manufacturers and purchase these components pursuant to purchase orders placed from time to time in the ordinary course of business.  We are substantially dependent on the ability of these manufacturers to provide adequate inventories of these components on a timely basis and on favorable terms.  These manufacturers also produce components for certain of our competitors, as well as other large customers, and there can be no assurance that such manufacturers will have sufficient production capacity to satisfy our inventory or scheduling requirements during any period of sustained demand, or that we will not be subject to the risk of price fluctuations and periodic delays.  Although we believe that our relationships with our manufacturers are satisfactory and that alternative sources for the components we currently purchase from single-source suppliers are currently available, the loss of the services of such manufacturers or substantial price increases imposed by such manufacturers, in the absence of readily available alternative sources of supply, would have a material adverse effect on us.  Failure or delay by such manufacturers in supplying components to us on favorable terms could also adversely affect our operating margins and our ability to develop and deliver our products on a timely and competitive basis which could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on key personnel.

As a result of the specialized scientific nature of our business, we are dependent on our ability to attract and retain qualified scientific, technical and key management personnel.  We face intense competition for such persons and we may not be able to attract or retain such individuals.  Currently, we do not have key man insurance for our Chief Executive Officer or any other executive officer.  Our recent restructuring and cost reduction efforts may result in a decline in the employee morale and make it even more difficult for us to attract and retain qualified personnel.

Risk Factors Relating to Our Common Shares

The price of our shares is highly volatile, and if we do not regain compliance with Nasdaq minimum share price requirements, we may be delisted.

As a small capitalization medical device company, the price of our common shares has been, and is likely to continue to be, highly volatile.  Future announcements concerning us or our competitors, quarterly variations in operating results, introduction of new products, delays in the introduction of new products or changes in product pricing policies by us or our competitors, acquisition or loss of significant customers, partners, distributors and suppliers, changes in earnings estimates or our ratings by analysts, regulatory developments, or fluctuations in the economy or general market conditions, among other factors, could cause the market price of our common shares to fluctuate substantially.  There can be no assurance that the market price of our common shares will not decline below its current price or that it will not experience significant fluctuations in the future, including fluctuations that are unrelated to our performance.

Currently our common shares are quoted on the Nasdaq Capital Market under the symbol “WHRT” and listed on the Toronto Stock Exchange under the symbol “WHT.”  We must satisfy certain minimum listing maintenance requirements to maintain the Nasdaq quotation, including a series of financial tests relating to shareholders equity or net income or market value, public float, number of market makers and shareholders, market capitalization, and maintaining a minimum bid price of $1.00 per share.

On June 20, 2006,  we received a letter from Nasdaq Global Market, where our shares were listed at the time, indicating that, for 30 consecutive business days, the bid price of our common shares had closed below the minimum $1.00 per share requirement for continued listing on Nasdaq and that, in accordance with Nasdaq rules, we had 180 calendar days (until December 18, 2006) to regain compliance.  On November 20, 2006, we received a letter from Nasdaq Global Market indicating that our shareholders’ equity did not comply with the minimum $10,000,000 requirement for continued listing on the Nasdaq Global Market. On December 5, 2006, we announced that we applied for transfer of the listing of our common shares to the Nasdaq Capital Market, which transfer was approved on December 13, 2006.

If we do not regain compliance with the minimum bid price by December 18, 2006, we may be granted an additional 180-day period to regain compliance while listed on the Nasdaq Capital Market.  If we do not regain compliance with the minimum bid price rules within the allotted compliance period, our common shares may be delisted from Nasdaq.  At that time,  we would be entitled to appeal the staff’s determination to a Nasdaq Listing Qualifications Panel.  If the common shares were to be delisted, they would trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc.  Delisting from Nasdaq will result in our common shares trading on the Over-the-Counter Bulletin Board, which is viewed by most investors as a less desirable and less liquid market place.  This could make trading more difficult for our investors, leading to lower trading volumes and declines in share price, which would also make it more difficult and expensive for us to raise additional capital.

Our Board of Directors believes that a reverse stock split may be the most effective means of avoiding delisting of our common shares from the Nasdaq Global Market, and therefore has unanimously approved an amendment to our articles that would permit the Board, in its sole discretion, to effect a reverse stock split of our outstanding common shares in an exchange ratio ranging from two-to-one to ten-to-one.  The amendment to our articles is subject to the approval of our shareholders which is being sought at our Annual and Special Meeting of Shareholders scheduled for December 20, 2006.  The reverse stock split, if effected, may not result in our regaining compliance with Nasdaq rules.

The sales of common shares by our shareholders could depress the price of our common shares.

If our shareholders sell substantial amounts of our common shares in the public market, the market price of our common shares could fall.  These sales might also make it more difficult for us to sell equity or equity related securities at a time and price that we would deem appropriate.  All of the common shares we issued in the first closing of our recent private placement are being registered pursuant to this resale registration statement, and the investors participating in the second closing, if the shareholder approval is received, will be entitled to similar registration rights.  We have also previously registered for resale shares issued in connection with the MedQuest acquisition and a related private placement completed in 2005.  Sales by these shareholders could have an adverse impact on the trading price of our common shares.

The concentration of our capital stock ownership following the completion of the recent private placement may limit your ability to influence corporate matters.

Our common shares are held by a relatively small number of investors.  Assuming successful completion of the $14.1 million private placement financing, our two largest beneficial owners will collectively beneficially own, at the time of the closing of the second tranche, approximately 52% of our common shares.  These investors also have certain rights to designate members of our board of director and may exercise significant influence over all matters requiring shareholder approval, including elections of directors and significant corporate transactions, such as a merger or other sale of our Company or our assets for the foreseeable future.  This concentrated control may limit your ability to influence corporate matters, and, as a result, we may take actions that our shareholders do not view as beneficial.

Because we do not intend to pay, and have not paid, any cash dividends on our common shares, our shareholders will not be able to receive a return on their common shares unless the value of our common shares appreciates and they sell them.

We have never paid any cash dividends on our common shares and intent to retain future earnings, if any, to finance the development and expansion of our business.  We do not anticipate paying any cash dividends on our common shares in the foreseeable future.  As a result, our shareholders will not be able to receive a return on their common shares unless the value of our common shares appreciates and they sell them.

USE OF PROCEEDS

This prospectus relates to the sale, transfer or other disposition of common shares by the selling shareholders.  We will not receive any proceeds from any such disposition.

SELLING SHAREHOLDERS

This prospectus covers up to 11,000,000 of our common shares held by the selling shareholders listed below.  The term “selling shareholders” includes the shareholders listed below and their transferees, pledges, donees or other successors.

The table below contains information concerning the selling shareholders’ beneficial ownership of our common shares as of November 17, 2006.  Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act.  The table below has been prepared based solely on information provided to us by the selling shareholders.

To our knowledge, none of the selling shareholders is a registered broker-dealer.  Neither the selling shareholders nor any of their affiliates have held any position or office or had any other material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of our securities.

The registration statement of which this prospectus is a part has been filed pursuant to registration rights granted to the selling shareholders as part of a private offering, the first tranche of which was completed on November 16, 2006.

Under the terms of a registration rights agreement between us, the selling shareholders and other parties, we will pay all expenses of the registration of the common shares, including SEC filings fees, except that the selling shareholders will pay all underwriting discounts and selling commissions, if any.  Our expenses for the registration of the common shares are estimated to be $40,000.

Because the selling shareholders, may sell, transfer or otherwise dispose of all, some or none of the common shares covered by this prospectus, we cannot determine the number of common shares that will be sold, transferred or otherwise disposed of by the selling shareholders.  For the purposes of the table below, we assume that the selling shareholders will sell all common shares covered by this prospectus.

Except as described below, the selling shareholders have sole voting and investment power over the common shares listed in the table.

Selling Shareholders

Selling Shareholders (2)(3)	Number of Common Shares Owned Before the Offering	Number of Common Shares to be Resold in the Offering	Percentage of Common Shares Owned Before the Offering (1)	Number of Common Shares Held After the Offering
SRB Greenway Capital, L.P. 300 Crescent Court, Suite 1111 Dallas, TX 75201	627,600	627,600	*	0
SRB Greenway Capital (Q.P.), L.P. 300 Crescent Court, Suite 1111 Dallas, TX 75201	5,143,200	5,143,200	7.74%	0

Selling Shareholders (2)(3)	Number of Common Shares Owned Before the Offering	Number of Common Shares to be Resold in the Offering	Percentage of Common Shares Owned Before the Offering (1)	Number of Common Shares Held After the Offering
SRB Greenway Offshore Operating Fund, L.P. 300 Crescent Court, Suite 1111 Dallas, TX 74201	229,200	229,200	*	0
Walker Smith Capital, L.P. 300 Crescent Court, Suite 1111 Dallas, TX 75201	152,000	152,000	*	0
Walker Smith Capital (Q.P.), L.P. 300 Crescent Court, Suite 1111 Dallas, TX 75201	976,400	976,400	1.47%	0
Walker Smith International Fund, Ltd. 300 Crescent Court, Suite 1111 Dallas, TX 75201	1,361,200	1,361,200	2.05%	0
HHMI Investments, L.P. 300 Crescent Court, Suite 1111 Dallas, TX 75201	510,400	510,400	*	0
WS Opportunity Fund, L.P. 300 Crescent Court, Suite 1111 Dallas, TX 75201	564,400	564,400	*	0
WS Opportunity Fund (Q.P.), L.P. 300 Crescent Court, Suite 1111 Dallas, TX 75201	490,800	490,800	*	0
WS Opportunity Fund International, Ltd. 300 Crescent Court, Suite 1111 Dallas, TX 75201	944,800	944,800	1.42%	0

(1)                                  Percentage ownership is based on 66,479,549 common shares outstanding as of November 17, 2006.  The percentage ownership does not include the effects of the potential sale of up to 45,220,000 common shares in the second tranche of the private placement financing and the issuance of up to 3,373,200 common shares to the placement agent.

(2)                                  BC Advisors, LLC (“BCA”) “) is the general partner of SRB Management, L.P. (“SRB Management”).  SRB Management is the general partner of SRB Greenway Capital, L.P. (“SRBGC”), SRB Greenway Capital (Q.P.), L.P. (“SRBQP”) and SRB Greenway Offshore Operating Fund, L.P. (“SRB Offshore”).  Steven R. Becker is the sole principal of BCA.  Through his control of BCA, Mr. Becker possesses sole voting and investment control over the portfolio securities of each of SRBGC, SRBQP and SRB Offshore.  Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time.

(3)                                  WS Capital, L.L.C. (“WS Capital”) is the general partner of WS Capital Management, L.P. (“WSC Management”).  WSC Management is the general partner of Walker Smith Capital, L.P. (“WSC”) and Walker Smith Capital (Q.P.), L.P. (“WSCQP”), the agent and attorney-in-fact for Walker Smith International Fund, Ltd., a British Virgin Islands exempted company (“WS International”), and the investment Manager of HHMI Investments, L.P.  WSV Management, L.L.C. (“WSV”) is the general partner of WS Ventures Management, L.P. (“WSVM”).  WSVM is the general partner of WS Opportunity Fund, L.P. (“WSO”) and WS Opportunity Fund (Q.P.), L.P. (“WSOQP”) and is the agent and attorney-in-fact for WS Opportunity Fund International, Ltd. (“WSO International”).    Reid S. Walker and G. Stacy Smith are the controlling principals of WS Capital, and Reid S. Walker, G. Stacy Smith and Patrick P. Walker are the controlling principals of WSV.  Through their control of WS Capital, Messrs. R. Walker and Smith share voting and investment control over the portfolio securities of each of WSC, WSCQP and WS International.  Through their control of WSV, Messrs. R. Walker, Smith and P. Walker share voting and investment control over the portfolio securities of each of WSO, WSOQP and WSO International.  Pursuant to a letter agreement, Reid S. Walker, G. Stacy Smith and Patrick P. Walker may collaborate with Steven R. Becker on investment strategies from time to time.

Information about any other selling shareholders will be included in prospectus supplements or post-effective amendments, if required.  Information about the selling shareholders may change from time to time.  Any changed information with respect to which we are given notice will be included in prospectus supplements.

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling common shares received after the date of this prospectus from a selling shareholder as a gift, pledge, distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares:

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•                                          through the settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                                          broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•                                          a combination of any such methods of sale; and

•                                          any other legally available means.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume.  The selling shareholders may also sell common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities.  The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any.  Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common shares may be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the common shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of common shares in the market and to the activities of the selling shareholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the common shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the common shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the common shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

SHARE CAPITAL

Our authorized share capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series.  As of November 17, 2006, there were 66,479,549 common shares outstanding and no preferred shares issued and outstanding.

Common Shares

Each common share entitles its holder to one vote at meetings of our shareholders, except meetings at which only the holders of another class or series of shares are entitled to vote and, subject to the prior rights of holders of any preferred shares, to receive any dividends declared by the board of directors and to receive our property upon liquidation, dissolution or winding up.  All outstanding common shares and preferred shares are fully paid and non-assessable.

Preferred Shares

The board of directors has the authority to issue an unlimited number of preferred shares, issuable in series, and to determine prior to any such issuance the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders.  Preferred shares may, at the discretion of the board of directors, be entitled to preference over the common shares and any other shares ranking junior to the preferred shares with respect to the payment of dividends and distribution of assets in the event of liquidation, dissolution or winding up.  If any cumulative dividends or amounts payable on return of capital are not paid in full, preferred shares of all issued series would participate ratably in accordance with the amounts that would be payable on such shares if all such dividends were declared and paid in full or the sums which would be payable on such shares on the return of capital if all amounts so payable were paid in full, as the case may be.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of Canada.  Several of our directors and the experts named in this prospectus are residents of Canada and a portion of their assets and a portion of our assets are located outside of the United States.  As a result, it may be difficult for investors to effect service of process within the United States upon the directors, controlling persons, officers and experts who are not residents of the United States or to enforce against them judgments of courts of the United States based upon the civil liability under the Federal securities laws of the United States.  McCarthy Tétrault LLP, our Canadian counsel, has advised us that there is doubt as to the enforceability in Canada against us or against any of our directors or experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts, of liabilities based solely upon the Federal securities laws of the United States.

EXPERTS

Our consolidated balance sheets as at December 31, 2005 and December 31, 2004, and the consolidated statements of loss, shareholders’ equity (deficiency) and cash flows for the years ended December 31, 2005, December 31, 2004 and December 31, 2003, have been incorporated in this prospectus by reference in reliance upon the report of PricewaterhouseCoopers LLP independent auditors, as indicated in their report with respect thereto, and included herein in reliance on the authority of that firm as experts in accounting and auditing in giving this report.

LEGAL MATTERS

The validity of the common shares offered hereby will be passed upon by McCarthy Tétrault LLP, Ottawa, Canada.

WHERE YOU CAN GET MORE INFORMATION

This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement.  You should refer to the registration statement and its exhibits for additional information.  Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or other document.  We are subject to the information and periodic reporting requirements of the Exchange Act and, as required by the Exchange Act, we file annual quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy the registration statement, including the related exhibits, the documents incorporated by reference into this prospectus and any document we file with the SEC, without charge, at the SEC’s public reference room 100 “F” Street, N.E., Washington, D.C. 20549.  Our SEC file number is 000-28882.  Please call the SEC 1-800-SEC-0330 for further information on the public reference room.  In addition, the registration statement and the documents incorporated by reference into this prospectus are publicly available, free of charge, through the website maintained by the SEC at www.sec.gov.  The SEC website also contains annual, quarterly and current reports, proxy and information statements and other information that issuers (including us) file electronically with the SEC.

Additional information relating to us is available on the System for Electronic Document Analysis and Retrieval at www.sedar.com.

We encourage you to review any documents and reports we will file after the date of this prospectus as required by Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

Prior to March 21, 2005, we were subject to the informational requirements of the Exchange Act applicable to foreign private issuers and fulfilled the obligations of these requirements by filing reports with the SEC.  As a foreign private issuer, we were exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and its officers and directors and principal shareholders were exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.  In addition, we were not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or promptly as United States companies whose securities are registered under the Exchange Act.  However, we filed with the SEC, within six months after the end of each fiscal year, an annual report on Form 20-F or Form 40-F containing financial statements examined and reported on, with an opinion expressed by an independent public accounting firm.  We furnished the following types of information to the SEC under cover of Form 6-K:

•                                          material information that we otherwise made publicly available in reports it filed with regulatory authorities in Canada;

•                                          material information that we filed with the Toronto Stock Exchange; and

•                                          material information that we distributed to our shareholders.

As of March 21, 2005, our board of directors determined that we had ceased to be a foreign private issuer and since that date has complied with the filing and reporting obligations under the Exchange Act.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information contained in other documents that we file with it, which means that we can disclose important information by referring to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we have sold all of the common shares to which this prospectus relates or the offering is otherwise terminated.

•                  our Annual Report on Form 10-K and Form 10-KSB/A for the year ended December 31, 2005;

•                  our Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2006;

•                  our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2006;

•                  our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2006;

•                  our Reports on Form 8-K furnished to the SEC on April 28, 2006, June 20, 2006, November 22, 2006 and December 6, 2006; and

•                  all of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

Each of these filings is available in electronic format, through the SEC’s website at www.sec.gov.  You may also request a copy of these filings, at no cost, by writing or telephoning us.  Any requests should be directed to:

A. Richard Juelis
Vice President, Finance and Chief Financial Officer
World Heart Corporation
7799 Pardee Lane
Oakland, California 94621
(510) 563-5000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

We will pay the following estimated expenses to be incurred in connection with the issuance and distribution of the common shares to which this prospectus relates.  Other than the SEC filing fee, all of these expenses are estimated.

SEC filing fee	$541
Accounting fees and expenses	$15,000
Legal fees and expenses	$15,000
Printing and engraving expenses	$5,000
Miscellaneous	$4,459
Total	$40,000

Item 15.  Indemnification of Directors and Officers.

The Canada Business Corporations Act (the “CBCA”) permits a corporation to indemnify a director or officer against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which such director or officer is made a party by reason of his or her status as a director or officer where the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and in the case of a criminal or administrative action or proceeding enforced by monetary penalty, the director or officer had reasonable grounds for believing that his or her conduct was lawful.  The CBCA requires WorldHeart to so indemnify such director or officer who has been substantially successful on the merits of his or her defense of such action or proceeding.

WorldHeart’s By-laws provide that WorldHeart shall indemnify present and former directors and officers of WorldHeart and any person who acts or who has acted at WorldHeart’s request as a director or officer of a body corporate of which WorldHeart is or was a shareholder or creditor, and may indemnify any person made a party or threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, or administrative, by reason of the fact that such person is or was a shareholder or creditor, against all costs, charges and expenses, including an amount paid to settle an action or to satisfy a judgment, reasonably incurred by such person in any civil, criminal and administrative proceeding to which he is made a party by reason of such position, if such person (i) acted honestly and in good faith with a view to the best interests of WorldHeart and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful, unless the same are incurred by his own willful neglect or default; provided that nothing in the By-laws shall relieve any director or officer of any liability imposed upon him by the CBCA, and otherwise to the extent permitted by the CBCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.  Exhibits.

Exhibit Number	Description of Documents

4.1*	Form of Registration Rights Agreement between World Heart Corporation and certain investors and another party named therein dated as of November 13, 2006

4.2*	Form of Purchase Agreement between World Heart Corporation and certain investors named therein dated as of November 13, 2006

5.1*	Opinion of McCarthy Tétrault LLP as to the legality of the common shares being registered hereby

23.1	Consent of Independent Auditors

23.2*	Consent of McCarthy Tétrault LLP (included in their opinion filed as Exhibit 5.1 hereto)

24.1*	Power of Attorney (included on signature page of this Registration Statement)

*   Previously filed.

Item 17.  Undertakings.

The undersigned small business issuer hereby undertakes:

(1)           To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(a)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)           To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           To include any additional or changed material information on the plan of distribution.

(2)           That, for the purpose of determining any liability under the Securities Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act to any purchaser:

(a)           If the registrant is relying on Rule 430B:

(i)            Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b)           If the small business issuer is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on the 15th day of December, 2006.

WORLD HEART CORPORATION

By:	/s/ A. Richard Juelis
	Name:	A. Richard Juelis
	Title:	Vice President, Finance and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title

By:	*	Chief Executive Officer and Director
Name:Jal S. Jassawalla		(Principal Executive Officer)
Date: December 15, 2006

By:	/s/ A. Richard Juelis	Chief Financial Officer
Name: A. Richard Juelis		(Principal Financial Officer and Principal
Date: December 15, 2006		Accounting Officer)

By:	*	Chairman of the Board of Directors
Name:C. Ian Ross
Date: December 15, 2006

By:	*	Director
Name: Robert J. Majteles
Date: December 15, 2006

By:	*	Director
Name: William C. Garriock
Date: December 15, 2006

*By:	/s/ A. Richard Juelis
Name: A. Richard Juelis, Attorney-in-fact
Date: December 15, 2006

EXHIBIT INDEX

Exhibit Number	Description of Documents

4.1*	Form of Registration Rights Agreement between World Heart Corporation and certain investors and another party named therein dated as of November 13, 2006

4.2*	Form of Purchase Agreement between World Heart Corporation and certain investors named therein dated as of November 13, 2006

5.1*	Opinion of McCarthy Tétrault LLP as to the legality of the common shares being registered hereby

23.1	Consent of Independent Auditors

23.2*	Consent of McCarthy Tétrault LLP (included in their opinion filed as Exhibit 5.1 hereto)

24.1*	Power of Attorney (included on signature page of this Registration Statement)

*   Previously filed.